Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FIRST QUARTER 2019 RESULTS

Net Income of $0.10 Per Diluted Share

Normalized FFO of $0.27 Per Diluted Share

Reaffirmed 2019 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, May 2, 2019 – Armada Hoffler Properties, Inc. (NYSE:AHH) today announced its results for the quarter ended March 31, 2019 and provided an update on current events.

Highlights include:

•	Net income of $6.5 million, or $0.10 per diluted share, for the quarter ended March 31, 2019 compared to net income of $7.0 million, or $0.11 per diluted share, for the quarter ended March 31, 2018.

•
Normalized Funds From Operations (“FFO”) of $18.5 million, or $0.27 per diluted share, for the quarter ended March 31, 2019 compared to Normalized FFO of $15.4 million, or $0.25 per diluted share, for the quarter ended March 31, 2018.

•	FFO of $16.6 million, or $0.25 per diluted share, for the quarter ended March 31, 2019 compared to FFO of $16.3 million, or $0.26 per diluted share, for the quarter ended March 31, 2018.

•	The Company reaffirmed 2019 full-year Normalized FFO guidance of $1.11 to $1.17 per diluted share.

•	Core operating property portfolio occupancy at 96.0% as of March 31, 2019 compared to 95.8% as of December 31, 2018.

•
Same Store Net Operating Income (“NOI”) for the quarter ended March 31, 2019 increased 2.6% on a GAAP basis and 2.4% on a cash basis compared to the quarter ended March 31, 2018. Multifamily Same Store NOI for the quarter ended March 31, 2019 increased 9.0% on a GAAP basis and 8.0% on a cash basis compared to the quarter ended March 31, 2018.

•
Positive releasing spreads on office renewals during the first quarter of 17.0% on a GAAP basis and 2.5% on a cash basis. Positive releasing spreads on retail renewals during the first quarter of 5.5% on a GAAP basis and 3.4% on a cash basis.

•
Increased the first quarter 2019 cash dividend by 5% over the prior quarter's cash dividend to $0.21 per common share. This marks the fifth increase in five years and represents cumulative growth of over 31%.

•
Completed the acquisition and refinancing of the commercial office and retail components of our One City Center development project in downtown Durham, North Carolina from the joint venture partnership.

•
Exercised our at-cost purchase option to acquire a 79% controlling interest in 1405 Point, the 17-story luxury high-rise apartment building located in the Harbor Point area of the Baltimore waterfront, in exchange for the Company's mezzanine loan investment and the assumption of existing debt.

•
Agreed to acquire Red Mill Commons and Marketplace at Hilltop in exchange for 4.1 million Operating Partnership units each valued at $15.55 per unit, the assumption of $36 million of debt, and $5 million in cash for aggregate consideration of $105 million.

•	Raised $30.6 million of gross proceeds through our at-the-market equity offering program at an average price of $14.78 per share during the quarter ended March 31, 2019.

"We are extremely optimistic about the company’s prospects for the rest of 2019 as well as our ability to deliver on our promises over a multi-year timeframe," said Louis Haddad, President & CEO." As the company’s largest equity holder, management will continue to operate a business model that includes a variety of deal structures, OP unit acquisitions, and disposition of development projects, at cost options, and stable assets. As we look toward 2020 and the number of projects we intend to deliver and stabilize at that time, we feel strongly that our investors will continue to realize great value creation well into the future."

Financial Results

Net income for the first quarter decreased to $6.5 million compared to $7.0 million for the first quarter of 2018. The period-over-period change was primarily due to a $2.4 million swing in the change in fair value of interest rate derivatives and a $1.5 million increase in interest expense. This was partially offset by a $3.1 million increase in interest income and an increase in property net operating income due to 2018 and 2019 property acquisitions and certain development projects coming online.

Normalized FFO for the first quarter increased to $18.5 million compared to $15.4 million for the first quarter of 2018. FFO for the first quarter increased to $16.6 million compared to $16.3 million for the first quarter of 2018. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions, completion of development projects, and higher interest income. These increases in Normalized FFO and FFO were partially offset by increased interest expense.

Operating Performance

At the end of the first quarter, the Company’s office, retail and multifamily core operating property portfolios were 94.9%, 96.1% and 97.2% occupied, respectively.

Total construction contract backlog was $160.9 million at the end of the first quarter.

Balance Sheet and Financing Activity

As of March 31, 2019, the Company had $744.1 million of total debt outstanding, including $91.0 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 56.8% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of March 31, 2019. After considering LIBOR interest rate caps with strike prices at or below 250 basis points as of March 31, 2019, 97.1% of the Company’s debt was either fixed or hedged.

There is no debt maturing during the remainder of 2019.

Outlook

The Company is reaffirming its 2019 full-year Normalized FFO guidance range of $1.11 to $1.17 per diluted share. The following table updates the Company's assumptions underpinning this forecast. The Company's executive management will provide further details regarding its 2019 earnings guidance during today's webcast and conference call.

Full-year 2019 Guidance [1]	Expected Ranges
Total NOI	$96.9M	$97.7M
Construction Segment Gross Profit	$4.9M	$5.7M
G&A Expenses	$11.0M	$11.5M
Mezzanine Interest Income (Net of Interest Expense) [2] [3]	$15.2M	$15.7M
Interest Expense (Net of Mezzanine Interest Expense) [3]	$24.7M	$25.7M
Normalized FFO per diluted share [4]	$1.11	$1.17

[1] Includes the following assumptions:

•	Acquired 79% partnership interest of 1405 Point apartments on April 25th, 2019.

•	Sale of Lightfoot Marketplace, a Harris Teeter grocery-anchored shopping center with expected proceeds of approximately $25 million in the third quarter of 2019.

•
Acquisition of Red Mill Commons and Marketplace at Hilltop for $105 million in the second quarter of 2019. Total consideration composed of 4.1 million Operating Partnership units each valued at $15.55, assumed mortgage debt of $36 million, and $5 million in cash. The transaction is expected to add $8.1 million of annual net operating income.

•	Interest expense is calculated based on the Forward LIBOR Curve, which forecasts rates ending the year at 2.36%.

•	Opportunistic sale of approximately $50 million through the ATM program, for a full year weighted average share count of 72.3 million.

[2] Includes $4.5 million of Annapolis Junction purchase option proceeds.

[3] Includes $5.4 million of interest expense associated with funding the Company's mezzanine program.

[4] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, May 2, 2019 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Sunday, June 2, 2019 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13688835.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with nearly four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in its stabilized portfolio. The Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, severance related costs, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,102,803	$1,037,917
Held for development	2,994	2,994
Construction in progress	145,366	135,675
	1,251,163	1,176,586
Accumulated depreciation	(196,518)	(188,775)
Net real estate investments	1,054,645	987,811
Real estate investments held for sale	929	929
Cash and cash equivalents	15,577	21,254
Restricted cash	3,382	2,797
Accounts receivable, net	18,297	19,016
Notes receivable	152,172	138,683
Construction receivables, including retentions	17,784	16,154
Construction contract costs and estimated earnings in excess of billings	317	1,358
Equity method investments	—	22,203
Lease right-of-use assets	32,242	—
Other assets	63,909	55,177
Total Assets	$1,359,254	$1,265,382

LIABILITIES AND EQUITY
Indebtedness, net	$737,621	$694,239
Accounts payable and accrued liabilities	15,904	15,217
Construction payables, including retentions	42,293	50,796
Billings in excess of construction contract costs and estimated earnings	3,622	3,037
Lease liabilities	41,697	—
Other liabilities	40,431	46,203
Total Liabilities	881,568	809,492
Total Equity	477,686	455,890
Total Liabilities and Equity	$1,359,254	$1,265,382

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
	(Unaudited)
Revenues
Rental revenues	$30,909	$28,699
General contracting and real estate services revenues	17,036	23,050
Total revenues	47,945	51,749
Expenses
Rental expenses	6,725	6,424
Real estate taxes	3,128	2,813
General contracting and real estate services expenses	16,286	22,414
Depreciation and amortization	9,904	9,278
General and administrative expenses	3,401	2,961
Acquisition, development and other pursuit costs	400	84
Total expenses	39,844	43,974
Operating income	8,101	7,775
Interest income	5,319	2,232
Interest expense	(5,886)	(4,373)
Equity in income of unconsolidated real estate entities	273	—
Change in fair value of interest rate derivatives	(1,463)	969
Other income	60	114
Income before taxes	6,404	6,717
Income tax benefit	110	266
Net income	6,514	6,983
Net income attributable to noncontrolling interests	(1,630)	(1,943)
Net income attributable to stockholders	$4,884	$5,040
Net income per diluted share and unit	$0.10	$0.11
Weighted average shares and units outstanding	67,919	62,538

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
	(Unaudited)
Net income	$6,514	$6,983
Depreciation and amortization (1)	10,129	9,278
Funds From Operations (FFO)	$16,643	$16,261
Acquisition, development and other pursuit costs	400	84
Change in fair value of interest rate derivatives	1,463	(969)
Normalized FFO	$18,506	$15,376
Net income per diluted share and unit	$0.10	$0.11
FFO per diluted share and unit	$0.25	$0.26
Normalized FFO per diluted share and unit	$0.27	$0.25
Weighted average common shares and units - diluted	67,919	62,538

(1) The adjustment for depreciation and amortization includes depreciation attributable to the Company's investment in One City Center from January 1, 2019 to March 14, 2019, which was an unconsolidated real estate investment during this period.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684